Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026
EPWK Holdings Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of EPWK Holdings Ltd. effective at the opening of the trading session on June 12, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1). The Company was notified of the Staff determination on October 24, 2025.
On October 28, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On October 28, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on November 20, 2025.
On December 9, 2025, the hearing was held.
On December 18, 2025 the Panel reached a decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company Class A Ordinary Shares were suspended on December 23, 2025.
The Staff determination to delist the Company
Class A Ordinary Shares became final on February 2, 2026.